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                                                                   EXHIBIT 10.51

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of this 17th day of November, 1997, by and between DORSEY TRAILERS, INC., a Delaware corporation (the "Company"), and LORRI PALKO ("Executive").


                              W I T N E S S E T H:


     WHEREAS, the Company desires to employ Executive by entering into an employment agreement with Executive as hereinafter provided; and

     WHEREAS, Executive desires to commence her employment with the Company on the terms and conditions provided herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1.  Employment and Term.


     (a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as President and Chief Operating Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such position as may from time to time be assigned to Executive by the Board. Executive hereby agrees that during the Term of this Agreement she will devote substantially all her working time, attention and energies to the diligent performance of her duties as President and Chief Operating Officer of the Company, provided that the Executive may also serve on boards of directors or trustees of other companies and organizations, as long as such service does not materially interfere with the performance of her duties hereunder and is with the prior approval of the Chief Executive Officer of the Company.

     (b) Unless earlier terminated as provided herein, Executive's employment under this Agreement shall be for an initial term commencing on November 17, 1997 and ending on December 31, 1999, which initial term shall be deemed to extend automatically, without further action by either the Company or Executive, for additional consecutive one-year periods (the "Term"); provided, however, that (i) either party may, by written notice to the other given at least 90 days prior to the end of the initial term or any subsequent one-year periods, cause this


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Agreement to cease to extend automatically and, upon such notice, this Agreement shall terminate upon the expiration of such initial term or additional one-year period, and (ii) the Term of this Agreement shall not extend beyond the end of the calendar year in which the Executive attains age 65, unless the parties otherwise agree in writing. If Executive remains employed by the Company after the expiration of the Term, she shall be considered an "at will" employee and her duties and terms and conditions of employment shall be determined by the Board.

     2. Compensation and Benefits. As compensation for her services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth below:

     (a) An annual base salary ("Base Salary") of $265,000.00, prorated for any partial year of employment. Executive's Base Salary shall be subject to annual review for adjustments at such time as the Company conducts salary reviews for its executive officers generally. Executive's salary shall be payable in accordance with the Company's regular payroll practices in effect from time to time for executive officers of the Company.

     (b) Executive shall be entitled to participate in Tier 1 of the Company's annual Bonus Plan, with a range of bonus from 25% to 75% of Base Salary (depending upon performance levels) and a target level bonus of 50% of Base Salary, or at any comparable level of any successor annual bonus plan of the Company.

     (c) As of the date of this Agreement, the Board granted Executive options for 75,000 shares of the Company's Common Stock, with an option exercise price of $2.50 per share, in accordance with and under the terms of the Company's Stock Option Plan.

     (d) Executive shall be entitled to participate in, or receive benefits under, any "employee benefit plan" (as defined in Section 3(3) of ERISA) or employee benefit arrangement made available by the Company to its executive officers, including plans providing retirement, 401(k) benefits, deferred compensation, incentive compensation, health care, life insurance, disability and similar benefits.

     (e) Executive shall be entitled to fringe benefits made available to Executive Officers by the Company, including a monthly car allowance.

     (f) Executive shall be entitled to moving expenses, relocation benefits and related expenses in the amounts agreed upon by the parties.

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     3.  Benefits Upon Termination and Change in Control.

     (a) If Executive's employment is terminated by the Company during the Term, Executive shall be entitled to the payments and benefits in subsections
(d) and (e) below, except the Company will not be required to provide said payments and benefits if Executive's employment is terminated (i) by the Company for Cause, as defined in subsection (g)(i) below; or (ii) upon Executive's becoming Disabled, as defined in subsection (g)(iii) below; or
(iii) upon Executive's death; or (iv) by Executive without "Good Reason", as defined in subsection (c) below.

     (b) If Executive's employment is terminated by the Company at the expiration of the initial term on December 31, 1999, or at the end of any one-year extension period, as defined above in Section 1(b), by virtue of the Company giving the written notice required above in Section 1(b)(i), Executive shall be entitled to the payments and benefits in subsections (d) and (e) below.

     (c) If Executive terminates her employment during the Term for Good Reason, she shall be entitled to the payments and benefits in subsections (d) and (e) below. For the purposes of this Agreement, "Good Reason" shall mean:
(i) a material breach of this Agreement by the Company which is not corrected within 30 days of notice of such breach by Executive; or (ii) any significant demotion of Executive to a different position; or (iii) any significant reduction in the Executive's responsibilities or job duties.

     (d) Executive shall continue to receive Executive's Base Salary as then in effect (subject to withholding of all applicable taxes) for a period of twelve (12) months from the termination date in the same manner as it was being paid as of the termination date. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by her termination. Executive shall also receive a prorated bonus for any uncompleted fiscal year at the date of the termination (assuming the target award level has been achieved), based upon the number of days that she was employed during such fiscal year divided by 365. The bonus amount(s) determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment.


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     (e)  The health and group term life insurance benefits coverage in effect at Executive's termination date shall be continued at the same level and in the same manner as if Executive's employment under this Agreement had not terminated (subject to customary changes in such coverages if Executive retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date twelve (12) months from the date of such termination. Any additional coverages Executive had at termination, including dependent coverage and supplemental executive medical coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive through deduction from the amounts payable under subsection (d) or, if such withholding cannot be done, by separate check payable to the Company each month in advance.

     (f) Upon the occurrence of a Change in Control of the Company (as defined in subsection (g)(ii) below), all of Executive's outstanding stock options shall become fully vested and immediately exercisable. The period during which such options may be exercised shall be determined in accordance with the provisions of the option agreement(s).

     (g)  For purposes of this Agreement, the following definitions shall apply:

          (i) "Cause" - For purposes of this Agreement, the term "Cause" shall mean: (A) Executive's fraud, malfeasance, gross negligence, or willful misconduct with respect to the business affairs of the Company, (B) Executive's refusal or repeated failure to follow the established reasonable and lawful policies of the Company, (C) Executive's failure to follow the directions and business decisions of the Chief Executive Officer of the Company, or (D) conviction of a felony or crime involving moral turpitude. A termination of Executive for Cause based on clauses (B) or (C) of the preceding sentence shall take effect 30 days after the Executive receives from the Company written notice of intent to terminate and the Company's description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause.

          (ii) "Change in Control" - A Change in Control shall be deemed to have occurred (A) upon consummation of a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger,


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     consolidation or business combination which would result in the outstanding common stock of the Company immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger; or (B) if more than 25% of the then outstanding shares of Common Stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by (except as collateral security for a loan) any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control (excluding any shareholder who on the date hereof owns 25% or more of the outstanding shares of Common Stock of the Company); or (C) if all or substantially all of the assets of the Company are sold or otherwise transferred to or otherwise acquired by any other corporation, association or other person, entity or group; or (D) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

          (iii) "Disability" or "Disabled" - Executive's absence from his duties on a full-time basis for 180 consecutive business days as a result of incapacity due to physical or mental illness or injury.

     4. Confidentiality and Noncompetition. (a) Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information (as defined in subsection
(f) below) which could be used by Executive on behalf of a competitor of the Company to the Company's substantial detriment. Moreover, the parties recognize that Executive during the course of her employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company's legitimate business interests and good will.


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     (b)  Executive agrees that she shall protect the Company's Confidential
Information and shall not disclose to any person, or otherwise use, except in connection with her duties performed in accordance with this Agreement, any Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive's obligations under this
Section 4(b) shall survive any expiration or termination of this Agreement, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Chairman of the Board.

     (c) Upon the termination or expiration of her employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by her in connection with her employment hereunder (including all copies of the foregoing) in her possession or control, and all of the Company's equipment and other materials in his possession or control. Executive's obligations under this Section 4(c) shall survive any expiration or termination of this Agreement.

     (d) Executive covenants and agrees that in any circumstance in which Executive's employment ceases, then for a twelve month period she will not, directly or indirectly, on her own behalf or on behalf of any other person or entity:

          (i) Solicit the patronage or business of any person or entity located within the geographical area served by the Company's business over which Executive exerted control ("Protected Customers") and which was a customer of the Company during the term of Executive's employment, or of any of the prospective Protected Customers of the Company solicited or called upon by the Company within two years prior to the termination of Executive's employment, for the purpose of selling or providing (or attempting to sell or provide) to any such Protected Customer any product or service substantially similar to or competitive with any product or service sold or offered by the Company during the term of Executive's employment by the Company; or

          (ii) Solicit for employment or hire any person who is then employed by the Company (whether such employment is pursuant to a written contract with the Company or


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otherwise), or induce or attempt to induce any such person to leave the employment of the Company for any reason.

     If Executive has any doubts as to whether a person or entity is a customer or prospective customer which she is restricted from soliciting as provided in covenant (i) above, Executive will submit a written request to the Chairman of the Board of the Company for clarification and afford the Company at least 10 calendar days (from the receipt of such request) to respond before taking any action with respect to such person or entity. Executive further acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate business interests of the Company.

     (e) Executive acknowledges that if she breaches or threatens to breach this Section 4, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 4, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies of the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this Section 4(e).

     (f) For purposes of this Agreement, Confidential Information shall mean and include all technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which
(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.


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     5.  Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

     6.  Successors; Binding Agreement.

     (a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Company terminated the Executive's employment without Cause, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.

     (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

     7. Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.


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     8.  Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:    Dorsey Trailers, Inc.
                   One Paces West, Suite 1700
                   2727 Paces Ferry Road
                   Atlanta, GA 30339
                   Attention: Ms. Marilyn Marks

To the Executive:  Ms. Lorri Palko
                   191 Beverly Rd. NE
                   Atlanta, GA 30309

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

     9. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

     10. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

     11. Arbitration of Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing. Any denial of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further


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allow Executive to appeal a decision within sixty (60) days after notification that Executive's claim has been denied. Except to the extent prohibited by applicable law, any further dispute or controversy relating to Executive's claims for compensation and benefits under this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall pay its own legal fees and other expenses associated with any such dispute. Nothing in this Section 11 shall interfere with or restrict the Company's right to seek injunctive relief, or the other rights or remedies, under Section 4(e).

     12. Amendments and Modifications: Governing Law. This Agreement may be amended or modified only by a writing signed by both parties hereto. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


               EXECUTIVE:


               /s/ LORRI PALKO  9/8/98
               -----------------------
               LORRI PALKO



               COMPANY:

               DORSEY TRAILERS, INC.


               By: /s/ MARILYN MARKS              9/8/98
                  --------------------------------------
                  Marilyn Marks, Chief Executive Officer



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